FUQI International, Inc. Prices Initial Public Offering

Tuesday October 23, 10:04 am ET

SHENZHEN, China, Oct. 23 /Xinhua-PRNewswire/ — FUQI International, Inc. (Nasdaq: FUQI - News) today announced the pricing of its initial public offering of 7,033,816 common shares at US $9.00. The Company's shares will be listed on the Nasdaq Global Market under the symbol ''FUQI.'' The Company has granted to the underwriters a 30-day option to purchase an additional 1,055,072 shares of common stock to cover over-allotments, if any.

Merriman Curhan Ford & Co. is acting as the lead underwriter of the offering with Brean Murray, Carret & Co. as the co-manager. A copy of the final prospectus relating to the offering may be obtained by calling +1-415-262-1394 (Merriman Curhan Ford & Co) or +1-212-702-6520 (Brean Murray, Carret & Co.).

A registration statement related to these securities has been filed and declared effective by the Securities and Exchange Commission on October 23, 2007. This press release shall not constitute any offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such jurisdiction.

About FUQI International, Inc.

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.